Exhibit 99.2

BG Medicine, Inc. Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

WALTHAM, Mass., January 13, 2012 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a company focused on the development and commercialization of novel, biomarker-based diagnostics, announced today that the company granted a stock option to Eric Bouvier, the company’s newly appointed President and Chief Executive Officer, on January 9, 2012, the date that Dr. Bouvier commenced his employment with the company. The stock option was granted as an inducement material to Dr. Bouvier’s acceptance of employment with the company in accordance with NASDAQ Listing Rule 5635(c)(4), which, under these circumstances, provides an exception to the stockholder approval requirements and allows for the grant of this stock option to be made outside the company’s stockholder-approved equity plans.

The stock option was approved by the company’s Board of Directors, which is comprised of a majority of independent directors. The stock option entitles Dr. Bouvier to purchase 725,675 shares of the company’s common stock, at an exercise price of $5.17, which was the closing price of the company’s common stock on the grant date of the stock option. The stock option has a ten-year term and vests as to 25% on January 9, 2013 and as to the remaining 75% in equal installments on a quarterly basis during the three-year period following January 9, 2013, provided that Dr. Bouvier is employed by the company on each such vesting date. The stock option contains certain acceleration provisions in the event of a change of control.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a life sciences company focused on the discovery, development, and commercialization of novel, biomarker-based diagnostics to improve patient outcomes and contain healthcare costs. The Company recently launched the BGM Galectin-3™ test for use in patients with heart failure, the first novel blood test for cardiac disease cleared by the U.S. F.D.A. in five years. BG Medicine also has products under development to aid in the diagnosis and management of acute atherothrombosis and lipid disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.